Exhibit 16.1

August 19, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	ENER1, INC. Commission File No. 001-34050

This letter will confirm that we reviewed Item 4.01 of the Company’s Form 8-K, captioned “Change in Registrant’s Certifying Accountant” which was provided to us and which we understand will be filed with the Commission on August 19, 2009, as part of the Company’s Current Report on Form 8-K with a date of the report of August 18, 2009. We agree with the statements concerning our firm in such Current Report on Form 8-K.

Yours very truly,

MALONE & BAILEY, PC
Houston, Texas